Exhibit 10.12

Grant Acceptance Agreement

Prudential Financial, Inc.

Performance Shares

(Insert Name of Employee)

(Account ID – something other than SSN)

February 10, 2004

You have been granted a target number of XXX Performance Shares (“shares”). The number of shares you will receive on vesting may be adjusted under the circumstances described below.

Vesting Date:

February 10, 2007

See the brochure entitled 2004 Long-Term Incentive Program—Performance Shares and Stock Options (“brochure”) for more information about this grant. This Agreement and the brochure are subject to the terms, conditions and restrictions contained in the Prudential Financial, Inc. Omnibus Incentive Plan (“Plan”) document. This is not a substitute for the official Plan document, which governs the operation of the Plan. Also, this is not a stock certificate or negotiable instrument.

Your eligibility for the 2004 Performance Shares Program (“Program”), the benefits provided by this Program and all other terms and conditions of the Program and any long-term grant will be determined pursuant to and are governed by the provisions of the Plan document. If there is any discrepancy between the information in this grant or in the brochure or if there is a conflict between information discussed by Prudential Financial, Inc. (“Prudential”) associates and the actual Plan document, the Plan document, as interpreted by the Plan administrator in its sole discretion, will always govern.

Nothing contained in this grant or the brochure is intended to constitute or create a contract of employment nor shall it constitute or create the right to remain associated with or in the employ of Prudential for any particular period of time. Employment with Prudential is employment at will, which means that either you or Prudential may terminate the employment relationship at any time, with or without cause or notice.

1. Earnout; Performance Goals

On the vesting date of the shares, you will receive a number of shares of Prudential Financial, Inc. Common Stock (“Common Stock”) equal to the target number set forth above as adjusted based on achievement of the performance goals set forth below. The number of shares of Common Stock that you will earn will vary, from 50% to 150% of the target number of Performance Shares, based on achievement of “Operating Return on Average Equity” as disclosed in Prudential’s Quarterly Financial Supplement (“ROE”) relative to the 12% ROE goal in 2005. For purposes of this calculation, “Average Equity” will be the average of Prudential’s total equity, excluding unrealized gains and losses on investments, as of the following dates: December 31, 2004, March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006, June 30, 2006, September 30, 2006 and December 31, 2006. Subject to other provisions of the Plan and the Program, the number of shares of Common Stock that you will earn on vesting will equal the target number of Performance Shares multiplied by the percentage opposite the ROE achievement set forth below (rounded to the nearest whole share):

ROE Achievement	Earnout Percentage
8% or less	50%
9%	75%
10%	100%
11%	125%
12% or more	150%

Earnouts as a percentage of the target number of Performance Shares will be interpolated linearly for ROE achievement between 8% and 12%. Notwithstanding the foregoing, under normal circumstances, the Compensation Committee of Prudential’s Board of Directors, in its sole discretion, may exclude or take into account certain items in determining ROE achievement and may further adjust the earnout percentage, within the 50% to 150% range, to take into account certain events and other critical performance factors, as more fully described in the brochure. In the event of circumstances deemed to be extraordinary by the Compensation Committee, the Committee reserves the right to make any additional adjustment to the final earnout percentage.

2. No Rights as a Shareholder; Dividend Equivalents

You will not have the rights of a shareholder with respect to the Performance Shares. You will, however, be paid dividend equivalents on the target number of Performance Shares from date of grant through 2005 (or to date of forfeiture if sooner). There will be no reconciliation of the dividend equivalents paid on the target shares versus the actual number of shares of Common Stock earned.

3. Taxes

Prudential/your employer shall have the right to deduct and report taxes (federal, state, local or social insurance taxes) or other obligations required to be withheld by law prior to distributions made to you. You will be responsible for satisfying your tax responsibility, if any.

4. Governing Law

The validity, construction and effect of this Agreement and the Plan shall be determined in accordance with the laws of the State of New Jersey without regard to principles of conflict of laws.

5. Covenant Not to Solicit

(a) Restrictions During Employment. You agree that during your employment with Prudential or any of its direct or indirect subsidiaries (the “Company Group”), you shall not, other than on behalf of any member of the Company Group, or as may otherwise be required in connection with the performance of your duties on behalf of any member of the Company Group, solicit or induce, either directly or indirectly, or take any action to assist any entity, either directly or indirectly, in soliciting or inducing any employee of the Company Group (other than your administrative assistant) to leave the employ of the Company Group (“Induce Departures”).

(b) Restrictions Upon Termination of Employment. You agree that, in the event of your termination of employment by Prudential or any member of the Company Group as a result of an approved retirement or involuntary termination for any reason other than for Cause (as such term is defined under the Plan), in order for the standard provisions of the Plan, including any accelerated vesting, to apply, you must execute a Separation Agreement and General Release, in a form and with such terms and conditions satisfactory to Prudential. You further agree and acknowledge that, in the event that you fail to execute a Separation Agreement and General Release in a manner satisfactory to the Committee as of the date set forth by Prudential in such Agreement, any outstanding Awards will be forfeited as of such date.

(c) Post-Employment Restrictions. You agree that for a period of one year after the termination of your employment with each member of the Company Group for any reason, you shall not Induce Departures or hire or employ, or assist in the hire or employment of, either directly or indirectly, any individual (other than your administrative assistant) whose employment by the Company Group ended within sixty (60) days preceding that individual’s hire or employment by you or your successor employer.

(d) Restrictions Separable and Divisible. You hereby acknowledge that you understand the restrictions imposed upon you by Subsections 5(a), 5(b) and 5(c) of this Agreement. You and Prudential understand and intend that each such restriction agreed to by you will be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. No waiver of any one breach of the restrictions contained herein will be deemed a waiver of any other breach.

(e) Remedies. You agree that the covenants in Subsections 5(a) and 5(c) and the requirements of Subsection 5(b) are fair, reasonable and necessary and are reasonably required for the protection of Prudential and any other member of the Company Group. You also agree and acknowledge that the amount of damages that would derive from the breach of these covenants is not readily ascertainable and that the covenant contained herein is a significant portion of the consideration that you are conveying or have conveyed to Prudential in consideration of the grant of the Restricted Stock evidenced by this Grant Acceptance Agreement (“Agreement”). Accordingly, you agree that, in the event that you breach any of the covenants set forth in Subsections 5(a) and 5(c), (i) all grants of Performance Shares shall be cancelled immediately, and (ii) you shall disgorge to Prudential Financial, Inc. all Common Stock (rounded to the nearest whole share) earned upon vesting of the Performance Shares, or cash equal to the value of the Common Stock earned (using the current Fair Market Value of the Common Stock when it was paid or payable). You shall disgorge such shares or make such payment within five (5) business days of the date Prudential notifies you that a breach of the provisions of this Section 5 has occurred. If payment is not paid within such period, any subsequent payment shall be made with interest at a rate equal to the prime rate as reported in The Wall Street Journal (Eastern Edition) on the date on which notice of your breach is sent to you by Prudential, plus 2 percent. Interest payments shall be made in the form of cash only. You also acknowledge that, in the event you breach any part of this Section, the damages to Prudential would be irreparable. Therefore, in addition to monetary damages and/or reasonable attorney’s fees, Prudential shall have the right to seek injunctive and/or other equitable relief in any court of competent jurisdiction to enforce this covenant. Further, you consent to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

6. Other Terms

Any benefits granted under the Plan are not deemed compensation under any Prudential pension plan, welfare plan or any compensation plan or program and shall not be considered as part of such compensation for purposes of calculating pension, bonuses, long-service awards, or in the event of severance, redundancy or resignation. You understand and accept that the benefits granted under the Plan are entirely at the discretion of Prudential Financial, Inc., and that Prudential Financial, Inc. may modify, amend, suspend or terminate the Plan or any and all of the policies, programs and plans described in this Agreement in whole or in part, at any time, without notice to you or your consent.

I accept the terms of this Agreement, and acknowledge that I understand this Agreement and the terms of the Plan. I have received a copy of the Program brochure as currently in effect.

(Signature)	(Print Name)	(Social Security Number)	(Date)

Please return a signed copy of this Agreement by April 30, 2004 to Prudential, Attention: Compensation Admin. Team, P.O. Box 4450, The Woodlands, TX 77387-4450.

Code: GAA/perfshares/2-04

EMPL-D1527